Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports First Quarter Results

•	Quarterly Revenue of $20.4 Million; Breakeven Earnings per Share

MIDDLETOWN, RI – April 19, 2007 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the first quarter ended March 31, 2007. Revenue for the first quarter 2007 was $20.4 million, slightly above the $20.3 million for the first quarter ended March 31, 2006. Net income for the quarter was $57,000, or breakeven on a per-diluted share basis. During the same period last year the company reported net income of $1.3 million, or $0.08 per diluted share. Net income for all periods includes expenses related to stock-based compensation.

In the first quarter of 2007, mobile communication revenue was $16.1 million, up 12% on a year-over-year basis. Defense-related sales, including those for KVH’s TACNAV® military navigation systems and fiber optic gyro (FOG) solutions, were approximately $4.3 million, down 27% on a year-over-year basis.

“The first quarter was generally in line with our expectations, including a small increase in sales over last year that set a new record for first quarter revenue. From an operations perspective, we introduced a number of new products to strengthen our position in the marine market. In addition, we continued to build our long-term military business with a major increase in the value of our multi-year contracts,” said Martin Kits van Heyningen, KVH’s president and chief executive officer.

“We continued our solid performance in the land mobile market during the first quarter, with sales up 16% year over year, spurred by growth in both our recreational vehicle and automotive businesses. Marine sales were up 10% in the first quarter compared to last year. Our TracVision® M3 satellite TV system, available for the first time overseas, helped to drive a strong quarter in international marine sales that offset some softness in the U.S. market. I am optimistic that our North American marine sales will improve on a year-over-year basis as a result of a gradually strengthening marine marketplace as well as the new TracVision M-series product line that we introduced in the first quarter.

“Sales of our fiber optic gyro products remained very strong, up 53% compared to the same period last year, though overall, our defense-related sales were down significantly due to an anticipated decline in TACNAV navigation system sales on a year-over-year basis. In the last 90 days, however, we have added more than $20 million in new TACNAV contracts along with approximately $3 million in FOG contracts that will contribute to our revenue stream in 2007 and later years,” he concluded.

Commenting on the company’s financial results and expectations for 2007, Patrick Spratt, KVH’s chief financial officer, remarked, “We expected the first quarter would be one of transition due to the softness in the North American marine market and the fact that we are rebuilding our military navigation backlog. These factors, along with the introduction of a number of new products, contributed to achievement of only a modest level of profit. Gross margin was impacted by new product start-up expenses, some product mix changes within the quarter, and the conversion to more advanced component technology. We believe that these factors are mostly specific to the first quarter, and we anticipate a healthy improvement in gross margin in the second quarter. We believe that we have strengthened our position in our markets and anticipate improvement in net profit in the quarters ahead. In addition, our balance sheet remains strong.

“We remain confident in our original revenue guidance that full year growth in 2007 will be in the range of 10% to 17% compared to the 2006 revenue level. Due in part to our first quarter results, we expect that earnings will be between $0.36 and $0.44 per diluted share for the year, depending on the level of revenue.”

Recent Operational Highlights:

•

April 17, 2007 – KVH received an order for its fiber optic gyro-based TACNAV II military navigation system from a European defense contractor. If all options are exercised, the contract will have a total value of approximately $6.0 million with shipments starting in 2007 and extending through 2014.

•	April 4, 2007 – A U.S. defense contractor placed two orders with a total value of $1.7 million for KVH’s TACNAV military navigation components.

•

March 2007 – KVH introduced its new TracVision M5, M7, and M9 satellite TV systems. Using KVH’s new RingFire™ antenna technology, these 18-, 24- and 32-inch systems offer extended range and improved performance to boaters in North America and abroad.

•

February 26, 2007 – KVH announced that ASA Electronics had been selected as the national distributor for KVH’s TracVision A7 and TracNet™ 100 products to dealers and manufacturers of commercial vehicles, limos, buses, and conversion vans.

•	February 21, 2007 – Lazydays RV Supercenter®, the nation’s largest single-site RV dealership, joined KVH’s dealer network to sell TracVision systems and the TracNet 100.

•

February 15, 2007 – KVH unveiled an expanded family of 14-inch, RingFire-based marine TracVision systems, including the DIRECTV-optimized “at anchor” TracVision M2 and in-motion TracVision M3 ST and the HDTV-ready TracVision M3 DX.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for 2007, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: seasonal declines in demand for our mobile communication and television products; potential continued softness in the U.S. market for marine products; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix toward our mobile communication products; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; the emergence of alternative technology that may compete with or displace wireless mobile Internet services with regard to range and cost; changes in customer response to new product introductions; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; our dependence on third-party satellite networks for programming and satellite services; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, TACNAV, RingFire, and TracNet are trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales	$20,397	$20,289
Cost of sales	12,804	11,469

Gross profit	7,593	8,820

Operating expenses:
Research and development	2,198	2,170
Sales, marketing and support	4,012	3,845
General and administrative	1,784	1,895

(Loss) income from operations	(401)	910
Other income, net	636	433
Income tax expense	(178)	(89)

Net income	$57	$1,254

Net income per common share
Basic	$0.00	$0.09

Diluted	$0.00	$0.08

Weighted average common shares outstanding
Basic	14,908	14,685

Diluted	14,966	14,827

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2007	December 31, 2006

ASSETS
Cash, cash equivalents and marketable securities	$53,837	$54,739
Accounts receivable, net	12,574	10,556
Inventories	8,937	9,043
Other assets	877	1,028

Total current assets	76,225	75,366

Property and equipment, net	9,989	9,569
Deferred income taxes	3,334	3,334
Other non-current assets	283	155

Total assets	$89,831	$88,424

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$8,606	$8,121
Current portion of long-term debt	126	123

Total current liabilities	8,732	8,244

Deferred revenue	102	227
Long-term debt, excluding current portion	2,126	2,158
Stockholders' equity	78,871	77,795

Total liabilities and stockholders' equity	$89,831	$88,424

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